Exhibit 99.1

April 26, 2010

Caterpillar contact:
Jim Dugan
Corporate Public Affairs
(309) 494-4100
Mobile (309) 360-7311
Dugan_Jim@cat.com

FOR IMMEDIATE RELEASE

Cat Financial Announces First-Quarter 2010 Results

Cat Financial reported first-quarter revenues of $631 million, a decrease of $50 million, or 7 percent, compared with the first quarter of 2009.  First-quarter profit after tax was $53 million, a $2 million increase over the first quarter of 2009.
The decrease in revenues was principally due to a $71 million impact from lower earning assets (finance receivables and operating leases at constant interest rates) and an $11 million unfavorable impact from returned or repossessed equipment, which were partially offset by the absence of a $22 million write-down on retained interests related to the securitized asset portfolio that occurred in the first quarter of 2009 and a $20 million favorable impact from higher interest rates on new and existing finance receivables.
Profit before income taxes was $71 million for the first quarter of 2010, which is unchanged from the first quarter of 2009.  First-quarter profit before income taxes improved due to a $26 million improvement in net currency exchange gains and losses compared with the first quarter of 2009, the absence of a $22 million write-down on retained interests related to the securitized asset portfolio that occurred in the first quarter of 2009, a $19 million improvement in net yield on average earning assets and the absence of a $10 million impact from employee separation charges in the first quarter of 2009.  These improvements in pre-tax profit were offset by a $25 million unfavorable impact from lower average earning assets, a $16 million unfavorable impact due to the absence of favorable mark-to-market adjustments that were recorded on interest rate derivative contracts in the first quarter of 2009, an $11 million unfavorable impact from returned or repossessed equipment, a $10 million increase in the provision for credit losses, a $10 million increase in general, operating and administrative expense and other miscellaneous items.

The provision for income taxes in the first quarter of 2010 reflects an estimated annual effective tax rate of 22 percent, which is unchanged from the first quarter of 2009.
New retail financing was $1.8 billion, an increase of $241 million, or 15 percent from first quarter of 2009.  The increase primarily related to improvement in our North America and Asia-Pacific operating segments.
At the end of the first quarter 2010, past dues were 6.06 percent, which increased from 5.54 percent at the end of the fourth quarter 2009.  At the end of the first quarter 2009, past dues were 5.44 percent.  The increase in past dues from year end is primarily due to the seasonality impacts we typically experience when comparing year-end results to the first-quarter results.  Write-offs, net of recoveries, were $46 million for the first quarter of 2010, down from $86 million in the fourth quarter of 2009 and $47 million in the first quarter of 2009.  Annualized losses for the first quarter 2010 were 0.79 percent of first quarter 2010 average retail portfolio compared to 0.74 percent in the first quarter of 2009.  This result compares with the peak of 0.69 percent reached in the most recent recession in 2001-2002 and reflects continued challenging economic conditions for our customers, primarily in North America, and to a lesser extent in Europe.
Cat Financial's allowance for credit losses totaled $394 million as of March 31, 2010, compared to $382 million as of March 31, 2009, which is 1.74 percent of net finance receivables as of March 31, 2010, compared with 1.50 percent as of March 31, 2009.  The increase of $12 million in allowance for credit losses resulted from a $54 million increase in the allowance rate, partially offset by a $42 million decrease due to a reduction in the overall net finance receivable portfolio.
"During the first quarter, Cat Financial's overall portfolio performance continued to reflect challenges associated with the global economic environment.  More recently, however, we've been encouraged by signs of improving economic conditions and expect that portfolio performance will gradually improve over the balance of the year," said Kent Adams, Cat Financial president and vice president of Caterpillar Inc.  "Cat Financial continues to experience favorable liquidity conditions in all key global funding markets and is well positioned to support Caterpillar customers and dealers around the world."

For over 25 years, Cat Financial, a wholly-owned subsidiary of Caterpillar Inc., has been providing a wide range of financing alternatives to customers and Caterpillar dealers for Caterpillar machinery and engines, Solar® gas turbines and other equipment and marine vessels.  Cat Financial has offices and subsidiaries located throughout the Americas, Asia, Australia and Europe, with headquarters in Nashville, Tennessee.

STATISTICAL HIGHLIGHTS:

FIRST QUARTER 2010 VS. FIRST QUARTER 2009
(ENDING MARCH 31)
(Millions of dollars)

	2010	2009	CHANGE
Revenues	$631	$681	(7%)
Profit Before Tax	$71	$71	-
Profit After Tax	$53	$51	4%
New Retail Financing	$1,820	$1,579	15%
Total Assets	$29,450	$32,459	(9%)

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this earnings release may be considered "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements may relate to future events or our future financial performance, which may involve known and unknown risks and uncertainties and other factors that may cause our actual results, levels of activity, performance or achievement to be materially different from those expressed or implied by any forward-looking statements.  In this context, words such as "believes," "expects," "estimates," "anticipates," "will," "should" and similar words or phrases often identify forward-looking statements made on behalf of Cat Financial.  These statements are only predictions.  Actual events or results may differ materially due to factors that affect international businesses, including changes in economic conditions, laws and regulations and political stability, as well as factors specific to Cat Financial and the markets we serve, including the market’s acceptance of the Company’s products and services, the creditworthiness of customers, interest rate and currency rate fluctuations and estimated residual values of leased equipment.  Those risk factors may not be exhaustive.  We operate in a continually changing business environment and new risk factors emerge from time to time.  We cannot predict these new risk factors, nor can we assess the impact, if any, of these new risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements.  Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.  Moreover, we do not assume responsibility for the accuracy and completeness of those statements.  All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the captions "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K for the fiscal year ended December 31, 2009, and similar sections in our quarterly reports on Form 10-Q that describe risks and factors that could cause results to differ materially from those projected in the forward-looking statements.  We do not undertake to update our forward-looking statements.